Exhibit 10.4
POSTROCK ENERGY CORPORATION
2010 LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT

Date of Grant:	[ ], 20___

Number of Restricted Share Units:	[ ]
          This Restricted Share Unit Award Agreement (the “Agreement”) dated [                    ], 20___, is made by and between PostRock Energy Corporation, a Delaware corporation (the “Company”), and [                    ] (“Participant”).
RECITALS:
          A. The Company established the 2010 Long-Term Incentive Plan (the “Plan”) under which the Company may grant eligible employees of the Company and its Subsidiaries and non-employee directors of the Company certain equity-based awards.
          B. Participant is an eligible employee of the Company or one of its Subsidiaries or a non-employee director of the Company and the Committee has elected to grant to Participant Restricted Share Units under the Plan pursuant to and in accordance with this Agreement.
AGREEMENT:
          In consideration of the mutual premises and covenants contained herein and other good and valuable consideration paid by Recipient to the Company, the Company and Recipient agree as follows:
          Section 1. Incorporation of Plan.
          All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Plan Committee therein provided. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.
          Section 2. Grant of Restricted Share Units.
          Subject to the conditions and restrictions set forth in this Agreement and the Plan, the Company hereby grants to Participant, that number of Restricted Share Units identified above opposite the heading “Number of Restricted Share Units” (the “Units”).

          Section 3. Vesting; Settlement.
          Subject to any exceptions listed elsewhere herein, Participant’s rights to the Units shall vest, and the Units will be settled (as provided below), in proportional amounts (with any number(s) not evenly divisible being allocated to the earliest tranche), on the applicable dates identified below (the “Vesting Dates”), provided Participant is an employee of the Company or one of its Subsidiaries or a non-employee director of the Company from the Grant Date through the applicable Vesting Date:

Anniversary of Grant Date
(Vesting Dates)	Number of Units Vested
First Anniversary	[ ] Units
Second Anniversary	[ ] Units
Third Anniversary	[ ] Units
          Upon the vesting of the Participant’s Units on the applicable Vesting Date, a number of Shares equal to the number of vested Units shall be registered in the name of the Participant and the certificates representing such Shares shall be delivered to the Participant not later than 10 days after the applicable Vesting Date.
          Section 4. Forfeiture Prior to Vesting.
          If Participant has a Termination of Affiliation with the Company or any of its Subsidiaries for any reason (including due to death or Disability) before one or more of the Vesting Dates for some or all of the Units, then all of Participant’s unvested Units under this Agreement shall immediately be forfeited as of such termination date. Upon such forfeiture, Participant shall have no further rights under this Agreement. Section 5.4(b) of the Plan shall not apply; all unvested Units granted under this Agreement will immediately be forfeited upon Participant’s Termination of Affiliation due to death or Disability.
          Section 5. No Assignment of Rights.
          Subject to any exceptions set forth elsewhere herein, none of the rights to receive the Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber a right to receive a Unit under this Agreement shall be null and void.
          Section 6. No Dividends or Voting Rights.
          Unless and until Shares have been delivered pursuant to this Agreement, Participant (a) is not entitled to receive any dividends or dividend equivalents, whether paid in cash or stock, or any other distributions declared on or with respect to actual Shares and (b) does not have nor may Participant exercise any voting rights with respect to any of the Shares.

          Section 7. Designation of Beneficiary.
          Participant may designate a person or persons to receive, in the event of Participant’s death, any Shares resulting from the vesting of the Units or other property then or thereafter distributable relating to such Shares. Such designation may be made either in the space indicated at the end of this Agreement or in a written instrument delivered to the Company or its delegate and may be revoked only by a written instrument similarly delivered. If Participant fails effectively to designate a beneficiary, the legal representative of the estate of Participant will be deemed to be the beneficiary of Participant with respect to any such Shares or other property.
          Section 8. Tax Withholding.
          To the extent that the grant or vesting of any of the Units granted hereunder may obligate the Company to pay withholding taxes on behalf of Participant, the Company shall have the power to withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any such federal, state, local or foreign withholding tax requirements.
          Section 9. No Right to Continued Employment.
          If the Participant is an employee of the Company or one of its Subsidiaries, nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate Participant’s employment at any time, nor confer upon Participant the right to continue in the employ of the Company or one of its Subsidiaries.
          Section 10. Entire Agreement; Amendment.
          This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Units granted hereby. All prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is an amendment of this Agreement.
          Section 11. Governing Law.
          This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.
          Section 12. Section 409A.
          The rights to, and distribution of, the Units granted hereunder are intended to be exempt from the requirements of Section 409A of the Code under the “short-term deferral exclusion” as defined thereunder, and this Agreement shall be interpreted and administered in a manner consistent with that intent.

          This Agreement has been executed and delivered by the parties hereto effective the day and year first above written.

POSTROCK ENERGY CORPORATION
By:
David C. Lawler
President and Chief Executive Officer

PARTICIPANT [ ]

Designation of Beneficiary

(Relationship to Participant)

(Name of Beneficiary) (Street Address) (City, State, Zip Code)

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